Exhibit 99.1


KROLL
The Risk Consulting Company



                                                           For Immediate Release
                                                           ---------------------


             Kroll Acquires U.S. Market Leader in Litigation Support
                Unifying Paper and Electronic Discovery Solutions
       -- Transaction Raises Full-Year 2004 Guidance by $0.02 Per Share -



NEW YORK / MINNEAPOLIS, May 14, 2003 -- Kroll Inc., (NASDAQ: KROL), the global risk consulting company, announced today that Kroll Ontrack Inc., its electronic evidence and data recovery subsidiary, has acquired Quorum Litigation Services LLC, a leading provider of litigation support services, for $39 million in cash. The acquisition, which was completed today and is expected to be $0.02 per share accretive in 2004, positions Kroll Ontrack to become the global provider of comprehensive documentary evidence management solutions.

Quorum, which has 350 full-time employees worldwide, provides large-scale, industry-leading paper document scanning and coding services. As a unit of Kroll Ontrack, Quorum becomes part of Kroll's Technology Services Group and reports to its President Ben Allen. Both Kroll Ontrack and Quorum are headquartered in the metropolitan Minneapolis area, in Eden Prairie and Eagan, Minnesota, respectively.

"By investing in the non-cyclical litigation support industry, we are fulfilling our commitment to expanding our scalable businesses and achieving greater balance in our business mix," said Michael Cherkasky, Kroll president and chief executive officer. "This transaction, along with the recent acquisition of Oyez Legal Technologies in the UK, is evidence of our intention to continue to advance Kroll Ontrack's position as the premier global provider of legal technology solutions."

Ben Allen added, "This is a perfect marriage of complementary capabilities for our collective clientele. Kroll Ontrack is a market leader in electronic discovery and Quorum is a market leader in litigation paper document support. Together we become the only single-source provider of large-scale electronic and paper-based discovery solutions, creating a true one-stop-shop for companies and law firms around the world that need to efficiently manage large volumes of data for review and production in support of litigation or regulatory compliance matters."

                                     -more-

Quorum was founded in 1966 as an internal department of Control Data Corporation to support its massive antitrust litigation effort against IBM and later began marketing the same automated document management services to other companies and law firms. Today, Quorum serves hundreds of law firms and corporate legal departments worldwide through processing centers in Minnesota, Delaware, California, and Manila, Philippines.

 "We are very excited about this transaction," said Steve Guenther, chief operating officer of Quorum. "Kroll Ontrack can now offer its customers our scanning and coding capabilities, and we can provide the clients we've cultivated for more than 35 years with Kroll Ontrack's market-leading electronic evidence technology and services. By joining forces, we can meet our customers' demand for a high quality integrated solution that solves the challenges of marrying paper and electronic documents for the legal review and document management processes."

                         Management Raises 2004 Guidance

As a result of this acquisition, Kroll has updated its full-year 2004 guidance. Kroll is currently targeting 2004 fully diluted earnings per share to be in the range of $1.56 to $1.60, up from the previously announced range of $1.54 to $1.58.

       Transaction Creates the First End-to-End Discovery Solution in the
                                 Legal Industry

According to Kroll Ontrack President Ben Allen, the acquisition positions Kroll Ontrack as the only e-discovery company able to fully integrate the traditional scanning and coding of paper documents with their electronic counterparts, providing a tool for law firms and their clients to seamlessly review those documents in a single state-of-the art online repository. Furthermore, he said, Kroll Ontrack's expertise in computer forensic investigations offers customers further assistance when a legal matter calls into question the source, author or location of an electronic document.

"The unification of all discovery documents -- regardless of source (paper or electronic) -- has been an unfulfilled market requirement for sometime," he pointed out. "But this acquisition now means that law firms, federal agencies, corporations and other legal professionals will have faster, easier, and more cost-effective document discovery and management solutions from a single unified source - thereby saving their clients and companies time and money."

                                     -more-

"A key requirement in our selection of a paper scanning and coding partner was quality," he added. "With Quorum, we not only get a market leader in providing these services, but one that is well known for the quality of its work." In the February 2004 edition of the American Lawyer, Quorum ranked in the top three as the preferred choice of the AMLAW200 law firms for paper scanning and coding and litigation support services, while Kroll Ontrack ranked among the top three as the preferred choice for electronic discovery services.


About Kroll and Kroll Ontrack
-----------------------------
Kroll Inc. (NASDAQ: KROL), the world's leading independent risk consulting company, offers a broad range of investigative, intelligence, financial, security and technology services through more than 60 offices on six continents. Kroll Ontrack Inc., a wholly owned subsidiary which operates as Kroll's Technology Services Group, provides electronic evidence and data recovery solutions to help individuals, companies, law firms and federal agencies quickly and cost-effectively recover electronic information. For more information, visit www.krollworldwide.com and www.krollontrack.com

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated or projected.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company's ability to implement its internal growth strategy and to integrate and manage successfully the Quorum acquisition or any other business the Company acquire, or achieve planned synergies in connection with Quorum or any other acquisition; and the risk factors that are set forth in its annual report on Form 10-K for the year ended December 31, 2003.


Kroll Inc. Investor & Media Contact:           Kroll Ontrack Inc. Media Contact:
Philip J. Denning                              Tommy Sangchompuphen
(212) 833-3469                                 (952) 906-4846